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Exhibit 3.49

[STATE OF WEST VIRGINIA SEAL]

Certificate

I, Ken Hechler, Secretary of State of the
State of West Virginia, hereby certify that

by the provisions of Chapter 31, Article I, Sections 27 and 28 of the West Virginia Code, the Articles of Incorporation of

SIMMONS FORK MINING, INC.

conform to law and are filed in my office. I therefore declare the organization to be a Corporation for the purposes set forth in its Articles, with the right of perpetual existence.

Therefore, I hereby issue this

CERTIFICATE OF INCORPORATION

to which I have attached a duplicate original of the Articles of Incorporation

Given under my hand and the Great Seal of the State of West Virginia on this Eleventh day of June 1997
[SEAL]
/s/ KEN HECHLER
Secretary of State

FILED JUN 11 1997 IN THE OFFICE OF SECRETARY OF STATE WEST VIRGINIA

ARTICLES OF INCORPORATION

OF

SIMMONS FORK MINING, INC.

        The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

        I.     The undersigned agrees to become a corporation by the name of Simmons Fork Mining, Inc.

        II.    The address of the principal office of said corporation will be located at 1524 Kanawha Boulevard, City of Charleston, County of Kanawha, and State of West Virginia 25311.

        III.  The purpose or purposes for which this corporation is formed are as follows:

        To transact any or all lawful business for which corporations may be incorporated under the corporation laws of the State of West Virginia.

        IV.   No shareholder or other person shall have any preemptive right whatsoever.

        V.     Provisions for the regulation of the internal affairs of the corporation are:

          A.    The Corporation shall indemnify each member of the Board and each officer of the Corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including an action by, or in the right of, the Corporation), by reason of the fact that he is or was a Board member, officer, or agent of the Corporation or is or was serving at the request of the Corporation as a Board member, officer or agent of another corporation, partnership, joint venture, trust or other enterprise.

          B.    Said indemnification shall be against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Corporation.

          C.    No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or wilful misconduct in the performance of his duties to the Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.

          D.    The amount paid to any Board member, officer or agent of the Corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in connection with the matter involved. The foregoing right of indemnification shall be in addition to, but not exclusive of, any other right to which such Board member, or officer of the Corporation may otherwise be entitled by law.

        VI.  The amount of the total authorized capital stock of said corporation shall be One Thousand ($1000), which shall be divided into (1000) shares of the par value of One Dollar ($1.00) each.

        VII. The full name and address of the incorporator is:

NAME	ADDRESS
Charles Q. Gage	P.O. Box 553 Charleston, WV 25322

        VIII. The existence of this corporation is to be perpetual.

        IX.  The full name and address of the appointed person to whom notice or process may be sent is Gary D. Kale, 1524 Kanawha Boulevard., Charleston, West Virginia 25311.

        X.    The number of directors constituting the initial board of directors of the corporation is three and the name and address of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
Gary D. Kale	1524 Kanawha Boulevard Charleston, WV25311
Randy D. Hansford	1524 Kanawha Boulevard Charleston, WV25311
George Buttacavoli	1524 Kanawha Boulevard Charleston, WV25311

        THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file these Articles of Incorporation, and I have accordingly hereto set my hand this 10th day of June, 1997.

/s/ CHARLES Q. GAGE Charles Q. Gage

STATE OF WEST VIRGINIA,

COUNTY OF KANAWHA, to-wit:

        I, Robin Lynn Westfall, a Notary Public in and for the County and State aforesaid, hereby certify that Charles Q. Gage, whose name is signed to the foregoing Articles of Incorporation, bearing date the 10th day of June, 1997, this day personally appeared before me in my said County and acknowledged her signature to be the same.

        Given under my hand and official seal this the 11th day of, June 1997.

        My commission expires: 9-27-2005.

/s/ ROBIN LYNN WESTFALL Notary Public

[NOTARIAL SEAL]

CHASFS3:54152

CONSENT TO USE OF NAME

        Simmons Fork Land Company hereby consents to the use of the name Simmons Fork Mining, Inc.

        IN WITNESS WHEREOF, this Consent to Use of Name has been executed as of June 7, 1997.

SIMMONS FORK LAND COMPANY

By:	/s/ JAMES C. BAILEY Title: President

STATE OF WEST VIRGINIA,

COUNTY OF Mercer, to-wit:

        The foregoing instrument was acknowledged before me this 7th day of April, 1997, by James C. Bartley, the President of Simmons Fork Land Company, a corporation, on behalf of said corporation.

        My commission expires: 9-14-97.

/s/ JIMMIE L. SHIRES NOTARY PUBLIC

[SEAL]

CHASFS 2:758840

Articles of Incorporation prepared by:

Charles Q. Gage
JACKSON & KELLY
1600 Laidley Tower
P. O. Box 553
Charleston, West Virginia 25322

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Exhibit 3.49